Exhibit 99.1

Press Release
Liberty Global and Searchlight to Acquire OneLink

Merger with Existing LGI Operation will Create the Largest Cable Company in Puerto Rico

Englewood, Colorado - June 26, 2012:

Liberty Global, Inc. (“Liberty Global,” “LGI,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced that its subsidiary, LGI Broadband Operations, Inc., has entered into an agreement, together with investment funds affiliated with Searchlight Capital Partners, L.P. (collectively, “Searchlight”), to acquire 100% of the parent of San Juan Cable, LLC, dba OneLink Communications (“OneLink”). OneLink will be merged with LGI's existing operation, Liberty Cablevision of Puerto Rico LLC (“LCPR”), to form the largest cable operator on the island. At March 31, 2012, OneLink passed 347,000 homes and served approximately 262,500 revenue generating units (RGUs).1

Mike Fries, President and Chief Executive Officer of Liberty Global stated, “Consistent with our strategy of consolidating markets within our footprint, this transaction will make us the leading provider of cable services in Puerto Rico, passing approximately 70% of the cable homes on the island and adding substantial scale to our existing operation. As a leader in innovation in Puerto Rico, particularly in high-speed broadband and HD, we aim to bring that expertise to the OneLink business. On a combined basis, we will have approximately 700,000 homes passed and 480,000 RGUs, generating nearly $300 million in pro forma 2011 revenue. Finally, we are excited about working together with Searchlight and driving value to our respective stakeholders.”

Eric Zinterhofer, co-founder of Searchlight said, "There is clear strategic logic to this transaction, which will enhance the combined company's ability to offer high-quality communications services throughout Puerto Rico. Liberty Global is a best-in-class operator, and we look forward to being their partner on this exciting transaction."

This transaction values OneLink at an enterprise value, before transaction costs, of approximately $585 million. This equates to a multiple of approximately 6.3 times our estimate of OneLink's 2012 operating cash flow, as customarily defined by Liberty Global and adjusted for the projected annual impact of synergies following full integration. Prior to the acquisition of OneLink, we will contribute our 100% interest in LCPR, and Searchlight will contribute cash to a newly formed entity. This new entity will in turn acquire OneLink for cash consideration. Upon completion of the transaction, the combined business will be 60%-owned by Liberty Global and 40%-owned by Searchlight.

The transaction is subject to customary closing conditions including regulatory approval, and is expected to close in the fourth quarter of 2012. Upon closing, Liberty Global will control the newly-formed company and will consolidate the business for financial reporting purposes.

Scotiabank acted as financial advisor to Liberty Global and Searchlight in this transaction.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the anticipated timing of closing the transaction, our estimate of post-acquisition synergies, the impact of the transaction on our operations and financial performance, and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the receipt and timing of necessary regulatory approval, OneLink's ability to continue financial and operational growth at historic levels, the Company's ability to successfully operate and integrate the OneLink operation and realize estimated synergies, continued use by subscribers and potential subscribers of OneLink's services, the Company's ability to achieve expected operational efficiencies and economies of scale, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission including our most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global, Inc.
Liberty Global is the leading international cable company, with operations in 13 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading television, broadband internet, and telephony services are provided through next-generation networks and innovative technology platforms that connect 20 million customers who subscribe to 33 million services as of March 31, 2012.

Liberty Global's consumer brands include UPC, Unitymedia, Kabel BW, Telenet, and VTR. Our operations also include Chellomedia, our content division, UPC Business, our commercial services division and Liberty Global Ventures, our investment fund. For more information, please visit www.lgi.com.

About Searchlight Capital Partners, L.P.
Searchlight Capital Partners, L.P. (“Searchlight Capital Partners”) is a private investment firm founded in 2010 by senior partners formerly with industry leading investment management firms. Searchlight Capital Partners currently manages over $860 million, invests in a wide range of industries in North America and Europe, and has offices in New York, London and Toronto. For more information, please visit www.searchlightcap.com.

Liberty Global Contacts
Investor Relations                    Corporate Communications
Christopher Noyes    +1 303 220 6693        Hanne Wolf    +1 303 220 6678
Oskar Nooij        +1 303 220 4218        Bert Holtkamp    +31 20 778 9800

Searchlight Contacts
RLM Finsbury
Steven Goldberg    +1 646 805 2027        steven.goldberg@rlmfinsbury.com
David Millar        +1 646 805 2009        dave.millar@rlmfinsbury.com

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All homes passed and RGU figures are as of March 31, 2012. LCPR figures are based on Liberty Global subscriber definitions and OneLink homes passed and RGUs are based on information provided to us by OneLink.

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